Exhibit 10.18

Lawrence D. Kingsley Chairman and Chief Executive Officer

IDEX Corporation

1925 West Field Court

Suite 200

Lake Forest, Illinois 60045-4824

United States

www.idexcorp.com

September 30, 2010

Michael Yates

IDEX Corporation

1925 W. Field Court

Lake Forest, IL 60045

Dear Mike:

As part of our ongoing review of our executive compensation programs, IDEX Corporation seeks to ensure that executives are provided market competitive protection benefits.

Based upon the results of that review, and while we fully expect that IDEX will continue to grow and prosper as an independent publicly-traded company, we are offering the following levels of benefit based upon your role as Chief Accounting Officer for IDEX Corporation in the case of unforeseen circumstances.

•

If, in the future, your employment with IDEX Corporation is terminated without cause (“cause” defined as willful misconduct or fraudulent behavior), IDEX will pay you twelve (12) months’ base salary at the then current monthly base rate plus your targeted annual incentive bonus (MICP or equivalent plan) in a lump sum in exchange for a signed release within 50 days of your termination. Such benefit will not be applicable in the event of your voluntary termination.

•	All other provisions of your current IDEX compensation and benefits programs remain the same.

Please indicate your acceptance of these provisions below.

Mike, we appreciate your contributions to IDEX and wish you continuing success.

Sincerely,

/s/ Lawrence D.Kingsley
Lawrence D.Kingsley Chairman and Chief Executive Officer IDEX Corporation

/s/ Michael Yates	10/4/10
Acceptance of Provisions	Date
Michael Yates